UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 13, 2009
Life Time Fitness, Inc.

(Exact name of Registrant as specified in its charter)

Minnesota	001-32230	41-1689746

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2902 Corporate Place Chanhassen, Minnesota	55317

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (952) 947-0000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 13, 2009, the Governance and Nominating Committee of the Board of Directors of Life Time Fitness, Inc. (the “Company”) elected Jack W. Eugster and John K. Lloyd as new directors. The Board of Directors also elected Mr. Eugster as a member of the Audit Committee and Finance Committee and Mr. Lloyd as a member of the Compensation Committee and the Governance and Nominating Committee.
Mr. Eugster, age 64, was the Chairman, President and Chief Executive Officer of Musicland Stores, Inc., a retail music and home video company, from 1980 until his retirement in January 2001. Prior to Musicland, Mr. Eugster held executive leadership positions with The Gap, Inc. and Target Corporation. Mr. Eugster is also a director of Black Hills Corporation, Donaldson Company and Graco Inc.
Mr. Lloyd, age 63, has been the President and Chief Executive Officer of Meridian Health, a leading integrated health system, since 1997. Prior to Meridian Health, Mr. Lloyd held executive leadership positions with Jersey Shore University Medical Center, Modern Health Affiliates, Inc. and Episcopal Hospital.
Messrs. Eugster and Lloyd will receive the Company’s standard non-employee director compensation package, the terms of which were disclosed in the Company’s proxy statement for the 2009 annual meeting of shareholders.

Item 9.01.	Financial Statements and Exhibits.
     The following Exhibit is being furnished herewith:
99.1	Press Release dated October 19, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LIFE TIME FITNESS, INC.
Date: October 19, 2009	By	/s/ Eric J. Buss
Eric J. Buss
Executive Vice President and General Counsel and Secretary

EXHIBIT INDEX

No.	Exhibit	Manner of Filing

99.1	Press Release dated October 19, 2009.	Filed Electronically